BROWN & WOOD LLP
One World Trade Center
New York, N.Y.  10048-0557
Telephone: 212-839-5300
Facsimile: 212-839-5599


                                     August 21, 1997




Merrill Lynch Global SmallCap Fund, Inc.
P.O. Box 9011
Princeton, New Jersey  08543-9011

Ladies and Gentlemen:

     This opinion is furnished in connection with the notice (the "Notice") to be filed by Merrill Lynch
Global SmallCap Fund, Inc., a Maryland corporation
(the "Fund"), with the Securities and Exchange
Commission pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The
Notice is being filed to make definite the registration under the Securities Act of 1933, as amended, of 157,787 shares of common stock, par value $.10 per share, of the Fund (the "Shares") which were sold during the Fund's fiscal year ended June 30, 1997.
     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares.
In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.
     Based upon the foregoing, we are of the
opinion that the Shares are legally issued, fully paid and non-assessable.
     We hereby consent to the filing of
this opinion with the Securities and Exchange
Commission as an attachment to the Notice.

                                   Very truly yours,
                                   /s/ Brown & Wood LLP